Exhibit 2.2
Form of Voting and Support Agreement
               VOTING AND SUPPORT AGREEMENT, dated as of April 9, 2008, (this “Agreement”), by and between Phoenix Technologies Ltd. (“Parent”), a Delaware corporation, and [•] (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Andover Merger Sub, Inc. and Touchstone Software Corporation (the “Merger Agreement”).
W I T N E S S E T H:
     WHEREAS, Parent, Merger Sub and the Company are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Merger Sub will merge with and into the Company (the “Merger”).
     WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of [•] Shares (the “Existing Shares”).
     WHEREAS, Parent has required, as a material condition and inducement to Parent and Merger Sub entering into the Merger Agreement, that the Shareholder enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
VOTING
     1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, in each case relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), the Shareholder shall:
          (a) appear at each such Voting Event or otherwise cause the Existing Shares and any voting securities of the Company acquired by the Shareholder after the date hereof and prior to the record date of such Voting Event (the “Voting Shares”) owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and
          (b) vote (or cause to be voted), in person or by proxy, all the Voting Shares (i) in favor of adoption of the Merger Agreement and any other transactions and other matters contemplated by the Merger Agreement and (ii) against any action or agreement submitted for adoption or approval of the stockholders of the Company that, to the Shareholder’s knowledge, would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement.
     1.2 No Obligation as Director. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of the Shareholder in his or her capacity as a director of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equity principles).
          (b) Ownership. As of the date hereof, the number of Shares beneficially owned by the Shareholder is noted in the Recitals to this Agreement. The Existing Shares are, and the Voting Shares will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares are the only Shares held of record or beneficially owned by the Shareholder. Subject to Section 3.1, the Shareholder has and will have at all times through the time of any Voting Event sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Voting Shares at the time of any Voting Event, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares, free and clear of any Liens and the Shareholder will have good title to such Voting Shares as of the time of any Voting Event, free and clear of any Liens. The Shareholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Shareholder, if any, are revocable, and have been revoked.
          (c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) if Shareholder is an entity and not a natural person, contravene or conflict with the organizational or governing documents of the Shareholder, (ii) contravene or conflict with or constitute a violation by Shareholder of any provision of any Law binding upon or applicable to the Shareholder or any of its properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Shareholder, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
     2.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equity principles).
          (b) No Violation. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Parent, or (ii) contravene or conflict with or constitute a violation by Parent of any provision of any Law binding upon or applicable to Parent or any of its properties or assets.
ARTICLE III
OTHER COVENANTS
     3.1 Further Agreements of the Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Voting Shares, or any interest therein.
          (b) In case of a stock dividend or distribution of voting securities of the Company, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of the Company and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.
          (c) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 5.3(a) of the Merger Agreement if engaged in by the Company.

          (d) The Shareholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Shareholder contained in this Agreement inaccurate in any respect. The Shareholder further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby including the Merger.
ARTICLE IV
MISCELLANEOUS
     4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to its terms. In the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
     4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
     4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Voting Shares, except as otherwise provided herein.
     4.4 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) (a) if to Parent, at the address set forth in Section 8.7 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 8.7 of the Merger Agreement at the address set forth therein), and (b) if to the Shareholder:
     [•]
     with a copy to:
     [•]

     4.5 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     4.6 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     4.7 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company shall be deemed to be a third-party beneficiary of the Shareholder’s obligations under Sections 1.1 and 3.1 and shall be entitled to enforce the terms of this agreement in respect thereto as if it were a party hereto.
     4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     4.9 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
     4.10 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     4.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     4.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed and delivered as of the date first above written.

PHOENIX TECHNOLOGIES LTD.
By:
	Name:	Woodson Hobbs
	Title:	President and Chief Executive Officer

[SHAREHOLDER]
By:
Name:
Title:

Received and acknowledged as of
the date first above written:
TOUCHSTONE SOFTWARE CORPORATION

By:
Name: Jason K. Raza Title: President and Chief Executive Officer